Exhibit 99.1

Contact:	Franklin Resources, Inc.
Investor Relations: Brian Sevilla (650) 312-4091
Corporate Communications: Bill Weeks (212) 632-3204
franklinresources.com

FOR IMMEDIATE RELEASE

Franklin Resources, Inc.

Announces the Completion of Notes Offering

San Mateo, CA, May 20, 2010 – Franklin Resources, Inc. (NYSE: BEN) today announced that it completed a public offering of $300 million aggregate principal amount of its 2.000% Notes due 2013 at an issue price of 99.823%, $250 million aggregate principal amount of its 3.125% Notes due 2015 at an issue price of 99.890% and $350 million aggregate principal amount of its 4.625% Notes due 2020 at an issue price of 99.889%. The notes may be redeemed by the Company at its option at certain “make whole” redemption prices.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, Franklin Resources’ notes, common stock or any other securities, nor shall there be any sale of securities mentioned in this press release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Franklin Resources, Inc. [NYSE:BEN], is a global investment management organization operating as Franklin Templeton Investments. Franklin Templeton Investments provides global and domestic investment management solutions managed by its Franklin, Templeton, Mutual Series, Fiduciary Trust, Darby and Bissett investment teams. The company has more than 60 years of investment experience and over $602 billion in assets under management as of April 30, 2010.